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                                                                    EXHIBIT 10.4

                           LEASE TERMINATION AGREEMENT

      THIS LEASE TERMINATION AGREEMENT ("AGREEMENT") dated for reference purposes only as of the 14th day of September, 2005, is entered into by and between CARDIAC SCIENCE, INC., a Delaware corporation, and its successors and assigns (collectively, "TENANT"), and TERRACE TOWER ORANGE COUNTY, LLC, a Delaware limited liability company and its successors and assigns (collectively, "LANDLORD"), for the premises located at 1900 Main Street, Suite 700, Irvine, California 92614 (the "PREMISES").

      1. Landlord and Tenant are parties to that certain Lease for the Premises dated March 31, 2003 (the "LEASE"). The term of the Lease is scheduled to expire September 30, 2008. However, Landlord and Tenant desire to terminate the Lease early upon the terms and conditions set forth herein. Defined terms which are used in this Agreement without definition have the meanings given to them in the Lease.

      2. Subject to satisfaction of the terms and conditions set forth below, including, without limitation, the consummation of a Replacement Lease as set forth below in Paragraph 4 and Landlord's receipt of the Termination Fee (as defined below in Paragraph 3), and provided Tenant complies with all terms and conditions of the Lease through the Termination Date (as defined below), in consideration of the mutual promises contained herein, (i) Tenant shall surrender all rights under the Lease and possession of the Premises not later than December 31, 2005 (the "OUTSIDE SURRENDER DATE") and (ii) all obligations of Tenant to pay Monthly Base Rent and additional rent (as defined in Section 5(a) of the Lease) under the Lease (but not Tenant's obligation to pay Termination Fee installments as provided in Paragraph 3 below) shall terminate on the date Tenant actually surrenders possession of the Premises to Landlord (the "ACTUAL SURRENDER DATE"), provided in no event shall Tenant's obligation to pay Monthly Base Rent, additional rent and parking charges terminate prior to October 31, 2005 regardless of any earlier Actual Surrender Date. Tenant agrees to leave the Premises vacant, broom clean and in good order, condition and repair on the Actual Surrender Date, with all of Tenant's personal property removed to the extent required by the Lease as well as all phone and data cabling removed from the Premises at Tenant's sole cost and expense, and Tenant shall otherwise comply with the provisions of the Lease regarding surrender of the Premises as of the Actual Surrender Date. Notwithstanding any provision of the Lease or this Agreement to the contrary, Landlord hereby agrees that (i) other than Tenant's phone and data cabling which is to be removed by Tenant upon Tenant's surrender of the Premises at Tenant's sole cost and expense, Tenant shall not be required to remove any Tenant Improvements or Alterations at any time or pay for any damage to the Premises caused by any such removal, and (ii) Landlord shall not treat any Tenant Improvements or Alterations as abandoned.

      3. As consideration for Landlord's agreement to terminate the Lease early, Tenant shall pay to Landlord in cash or wire transfer of funds, the sum of Six Hundred Fifty Thousand and No/100ths Dollars ($650,000.00) (the "TERMINATION FEE") as follows: Four Hundred Thousand and No/100ths Dollars ($400,000.00) shall be due and payable by Tenant on November 1, 2005. The remaining balance of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) shall be due and payable by Tenant in five (5) equal monthly installments of Fifty Thousand and No/100ths Dollars ($50,000.00) on the first day of each calendar month commencing on December 1, 2005 and ending on April 1, 2006. Tenant's payment of the monthly installments of Fifty Thousand and No/100ths Dollars ($50,000.00) per month for the months of November and December shall be in lieu of Monthly Base Rent and Operating Expenses for such months, provided Tenant shall also pay during all periods of Tenant's occupancy until the later of the Actual Surrender Date or October 31, 2005, all parking charges and after-hours HVAC charges for such periods of Tenant's remaining occupancy. Tenant may surrender possession of the Premises to Landlord at any time prior to the Outside Surrender Date; provided, that any such early surrender shall not affect Tenant's obligation to pay any then unpaid installments of the Termination Fee or Monthly Base Rent, additional rent, parking charges and after hours HVAC charges through to the later of the Actual Surrender Date or October 31, 2005.

      4. This Agreement is subject to and contingent upon Landlord consummating a new lease for the Premises with a replacement tenant (the "REPLACEMENT LEASE"). If Landlord does not enter into the Replacement Lease by October 1, 2005, then, at Landlord's sole option and election, upon written notice to Tenant made not later than October 6, 2005, this Agreement shall
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be deemed null and void and of no further force or effect, in which case the
Lease shall remain in full force and effect and shall expire in accordance with its existing terms as unmodified by the terms of this Agreement. The foregoing contingency is for the benefit of Landlord only.

      5. Landlord hereby agrees that subject to (a) Tenant's surrender of the Premises on or before the Outside Surrender Date in accordance with the terms of the Lease and this Agreement and (b) payment of the Termination Fee in accordance with Section 3 of this Agreement, the Lease and all obligations of Tenant under the Lease shall terminate as of 11:59 p.m. on the date of payment of the final installment of the Termination Fee (the "TERMINATION DATE"). Landlord shall retain the original Letter of Credit currently held by Landlord in the amount of $146,241.00 until the Termination Date at which time, upon Landlord's receipt of the final installment of the Termination Fee, Landlord shall return the original Letter of Credit to Tenant. Effective as of the Termination Date, Tenant on the one hand, and Landlord on the other hand, for themselves and their successors and assigns, hereby remise, release and forever discharge the other party, and their representatives, shareholders, trustees, officers, directors, partners, affiliates, employees and agents and their respective successors and assigns, from any and all claims, liabilities, losses, damages, acts, demands, grievances, suits, actions, causes of action, debts, liens, charges, accounts, contracts, agreements, promises, costs or expenses whatsoever, whether at law, admiralty or in equity (individually, a "CLAIM" or collectively, "CLAIMS") of any nature whatsoever, known or unknown, fixed or contingent which Tenant or Landlord or their successors and assigns may have from and after the Termination Date, arising out of or connected in any way with the Lease or arising out of or in any way connected with the use, occupancy or condition of the Premises; provided, however, the foregoing release shall not extend to (a) any obligations, liabilities or losses that are based on this Agreement, (b) any indemnity obligations under the Lease arising from acts, circumstances or events occurring prior to the Actual Surrender Date or (c) liability for third party claims against Landlord and/or Tenant arising from acts, circumstances or events occurring prior to the Actual Surrender Date.

      6. Except as expressly provided in Section 5, effective as of the Termination Date, Landlord, on the one hand, and Tenant on the other hand, expressly waive any and all rights conferred upon them by the provisions of California Civil Code Section 1542 and the provisions of any other applicable laws restricting the release of claims which the Landlord or Tenant does not know of or suspect to exist at the time of executing this Agreement, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions. California Civil Code Section 1542 provides:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

      Landlord and Tenant hereby understand and acknowledge the significance and consequences of such release and specific waiver of California Civil Code
Section 1542 and each acknowledges having been advised by independent legal counsel concerning the same.

      Landlord's Initials: /s/ SJ  Tenant's Initials: /s/ MM

      7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      8. This Agreement may not be modified or amended except by a written agreement executed by the parties hereto.

      9. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one agreement binding on all of the parties hereto notwithstanding that all of the parties hereto are not signatories to the same counterpart.


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      10. This Agreement shall be construed and interpreted in accordance with the laws of the State of California applicable to agreements made and to be performed in said State, without giving effect to conflicts of law provisions thereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement.

LANDLORD:                                     TENANT:

TERRACE TOWER ORANGE COUNTY, LLC,             CARDIAC SCIENCE, INC., a
a Delaware limited liability company          Delaware corporation

By: Terrace Tower U.S.A., Inc.,
    a Delaware corporation,                   By: /s/ Michael Matsyik
    Its Manager                               Print Name: Mike Matsyik
    By: /s/ Steve Johnston                    Print Title: Chief Financial
    Print Name: Steve Johnston                             Officer
    Print Title: Executive Vice President     Date: September 14, 2005

Date: September 30, 2005


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